UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 18, 2006

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-10560	74-2211011
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Technology Drive, Angleton, Texas		77515
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 18, 2006, Benchmark Electronics, Inc. (the Company) issued a press release announcing the appointment of Douglas G. Duncan to the Board of Directors of the Company effective May 18, 2006 to serve as an independent director. Mr. Duncan is President and Chief Executive Officer of FedEx Freight Corp., a provider of regional and interregional less-than-truckload freight services. He was founding CEO of this stand-alone corporation for FedEx and has served in that capacity since 2001. Mr. Duncan serves on the executive committee of the American Trucking Associations and the Transportation Research Board. He is also chairman of the American Transportation Research Institute. Mr. Duncan graduated from Christopher Newport University, where he serves on the Board of Visitors.

The press release announcing the appointment of Mr. Duncan is attached hereto as Exhibit 99.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 18, 2006, the Board of Directors of the Company approved and authorized an amendment to Article 3, Sections 2 and 10 of the Amended and Restated Bylaws of the Company dated December 1, 2004 (the “Bylaws”). The Bylaws were amended to grant the Board of Directors of the Company the authority to increase the size of the board of directors and to appoint a director of the Company to serve until the next annual meeting of shareholders.

Item 8.01. Other Events.

On May 18, 2006, the Board of Directors of the Company approved and authorized an amendment to the Company’s 2002 Stock Option Plan for Non-Employee Directors to allow for the grant of options to a new director upon appointment to the Board.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1

Press release dated May 18, 2006

	Exhibit 99.2	Amended and Restated Bylaws of Benchmark Electronics, Inc. dated May 18, 2006

	Exhibit 99.3	Amendment to the 2002 Stock Option Plan for Non-Employee Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: May 19, 2006	By:	/s/ CARY T. FU
Cary T. Fu
Chief Executive Officer